Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Number 333-40632 on Form S-8 of Pelican Financial, Inc. of our Report dated April 12, 2006 appearing in this annual report on Form 10-K of Pelican Financial, Inc. for the year ended December 31, 2005.

/s/
Crowe Chizek and Company LLC

Grand Rapids, Michigan
April 12, 2006